UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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Telephone and Data Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

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TELEPHONE AND DATA SYSTEMS, INC. 30 North LaSalle Street Suite 4000 Chicago, Illinois 60602

YOUR VOTE IS IMPORTANT
VOTE THE ENCLOSED WHITE PROXY CARD TODAY!

Dear Fellow Shareholder:	May 1, 2015

The Board of Directors (“Board”) of Telephone and Data Systems, Inc. (“TDS”) strongly urges all holders of TDS Common Shares to vote in favor of your Board’s four highly qualified nominees (“TDS Board Nominees”) for election at the Annual Meeting of Shareholders, to be held on Thursday, May 21, 2015. Please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the business reply envelope provided. We urge you to DISCARD ANY BLUE PROXY CARD you may receive from GAMCO Asset Management Inc. (“GAMCO”), which is seeking to replace two of your Board’s nominees with its own representatives.

FIRST QUARTER FINANCIAL RESULTS CONFIRM YOUR COMPANY CONTINUES TO
SUCCESSFULLY EXECUTE ITS STRATEGIC BUSINESS PLAN

TDS released financial results for the first quarter on May 1, 2015. Those results show that TDS is continuing to make progress and our U.S. Cellular and TDS Telecom business units are executing on their plans. TDS plans to continue that momentum through the rest of 2015. Highlights of the earnings press release and earnings call for the first quarter 2015 included the following:

•	Reported total operating revenues were $1,251.6 million for the first quarter of 2015, up 5% over the comparable period one year ago.

•

Net income attributable to TDS shareholders and related diluted earnings per share were $145.7 million and $1.33 respectively, for the first quarter of 2015, compared to $18.3 million and $0.16, respectively, in the comparable period one year ago.

•	TDS and U.S. Cellular increased guidance for operating cash flow and adjusted EBITDA for 2015.

•	U.S. Cellular is maintaining a strong momentum from its turnaround in customer growth last year, adding postpaid customers and reducing churn.

•	More U.S. Cellular customers are adopting shared data plans and adding connected devices to those accounts, leading to increases in revenue.

•	U.S. Cellular will bring 4G LTE speeds to 98 percent of its customers in 2015, driving continued growth in smartphone penetration, connected devices, and data use.

•	TDS Telecom achieved continued success with its TDS TV service in the quarter, adding residential customers and increasing residential revenue per connection.

•	TDS Telecom’s acquisition of BendBroadband has been very productive, driving increased revenues, operating cash flow and adjusted EBITDA.

•	TDS Telecom is evaluating further cable acquisitions and focused on increasing broadband penetration and TDS TV uptake.

GAMCO HAS ONCE AGAIN PROPOSED TWO DIRECTOR CANDIDATES WITH LITTLE
RELEVANT EXPERIENCE

We are disappointed that GAMCO has once again commenced a proxy contest that is costly and distracting to TDS. GAMCO once again seeks to elect the same two candidates to the TDS Board in 2015 that it nominated in 2014: Philip T. Blazek and Walter M. Schenker (the “GAMCO Candidates”). TDS shareholders rejected these candidates in 2014 and we urge shareholders to again not vote for these candidates in 2015. The TDS Board believes that the GAMCO Candidates lack the relevant experience and skill sets that would add value to the Board.

Based on the information provided to TDS by GAMCO and the GAMCO Candidates and other information, the TDS Board believes that: the GAMCO Candidates have minimal experience as directors or officers of a public-company and the limited experience that they do have is with very small public companies; and the GAMCO Candidates have no meaningful experience in the telecommunications or other businesses in which TDS is engaged. In addition, Mr. Schenker consented to a settlement of an SEC enforcement proceeding in which he was required to pay a $75,000 civil penalty.

In 2009, TDS added two persons designated by GAMCO, Clarence A. Davis and Gary L. Sugarman, to the TDS Board. These two experienced and qualified persons continue to serve on the TDS Board and have been very engaged and effective. On the other hand, we do not believe that the GAMCO Candidates have experience or qualifications comparable to that of Mr. Davis, Mr. Sugarman or the other two TDS Board Nominees, George W. Off and Mitchell H. Saranow.

THE TDS BOARD NOMINEES ARE HIGHLY QUALIFIED AND ARE ACTIVELY
WORKING TO CREATE VALUE FOR ALL SHAREHOLDERS

The TDS Board believes that its nominees have significant and relevant business, finance and managerial expertise and qualifications, as set forth on the next page.

TDS Board members have been very active in urging meaningful action and helping TDS pursue changes for sustainable, profitable future growth. We believe that a change in TDS Board composition risks disruption in TDS’ ability to effect planned changes and would result in a loss of valuable expertise if such persons were to be replaced by new members with no meaningful relevant business experience and skill sets compared to the TDS Board Nominees.

We urge you to support your Board’s nominees for election by voting the WHITE proxy card and discarding any BLUE proxy card you may receive from GAMCO.

Please vote the WHITE proxy card in favor of ALL FOUR OF your Board’s nominees TODAY.

Thank you for your continued support.

Very truly yours,

LeRoy T. Carlson, Jr. President and Chief Executive Officer	Walter C.D. Carlson Chairman of the Board of Directors

TDS NOMINEES HAVE SIGNIFICANT BUSINESS, FINANCE AND MANAGERIAL EXPERTISE AND QUALIFICATIONS

	Management Experience	Board Experience	Business Expertise	TDS Board History
Clarence A. Davis	• Significant leadership and operational experience in multiple industries, including technology (CEO—Nestor, Inc.), accounting (CFO, COO–American Institute of Certified Public Accountants), manufacturing, media/broadcasting, agriculture	• Current or former director of multiple boards, including Gabelli SRI Green Fund and GDL Fund; Nestor, Inc.; Oneida Ltd.; Pennichuck Corp.; Sonesta International Hotels; and BizEquity
• Current or former member of at least six Audit Committees
		• Designated financial expert	• Substantial expertise in management, operations, accounting/finance, cost control, fraud investigation and internal controls, sales, M&A/restructuring, investing	• Originally nominated by GAMCO in 2009 • TDS director since 2009 • Member, TDS Audit Committee; designated financial expert

George W. Off	• Substantial executive management and operational experience for marketing services firm (Co-founder and CEO, Catalina Marketing Corporation) and multinational manufacturer (CEO, Checkpoint Systems)	• Current or former member of multiple boards, including The Retail Equation, Infinian Mobile Commerce & Analytic Solutions, Catalina Marketing Corporation, Checkpoint Systems	• Significant business expertise in marketing, operations, retail customer analytics, retail and marketing technology	• TDS director since 1997, identified by executive search firm • Chair, TDS Audit Committee • Member, TDS Compensation Committee

Mitchell H. Saranow	• Significant leadership experience in manufacturing (Founder–Fluid Management, SureTint Technologies), cable (Co-founder, Mid-Atlantic CATV), food service distribution (CFS Continental), corporate finance (Warburg, Paribas, Becker), and consulting (Co-CEO, Navigant Consulting)
• Independent financial advisor to companies in multiple industries	• Current or former member of five public boards and their audit committees
• Public board experience includes Navigant Consulting, Telular Corporation, North American Scientific, Lawson Products
		• Designated financial expert	• Successful business founder and innovator • Substantial expertise in strategic planning, operations, accounting, budgeting, financial reporting and controls, acquisitions, investing, legal	• TDS director since 2004 • TDS Nominating and Governance Committee • Member, TDS Audit Committee, designated financial expert

Gary L. Sugarman	• More than 25 years of management experience, including traditional telcos (Co-founder and CEO, Mid-Maine Communications; various operating roles at Rochester Telephone Company, now known as Frontier), network infrastructure providers (Exec. Chairman, Veroxity Technology Partners), financial technology (Exec. Chairman, FXecosystem), and technology venture funds and banks (Founder, Richfield Capital Partners/Richfield Associates)	• Current board member of OTELCO and LICT. Former member of multiple telecommunications and technology boards, including PrairieWave Communications, Veroxity Technology Partners, Interlakes Cable, and FXecosystem	• Significant business expertise in many aspects of the telecommunications industry, including M&A, operations, infrastructure, finance and investing	• Originally nominated by GAMCO in 2009 • TDS director since 2009 • Member, TDS Compensation Committee

IMPORTANT

Your vote is important. No matter how many shares you own, we urge you to please vote FOR the election of ALL FOUR OF the nominees nominated by the TDS Board and FOR proposals 2 and 3. In addition to voting by mail, telephone and internet voting is available. Simply follow the instructions on the enclosed WHITE proxy card.

In addition, we ask that you DO NOT return any BLUE proxy card you may receive from GAMCO.

IMPORTANT INFORMATION: TDS and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of TDS in connection with the TDS 2015 annual meeting of shareholders. Information regarding TDS directors and executive officers and other participants that may be soliciting proxies on behalf of the TDS Board and their respective interests in TDS by security holdings or otherwise is set forth in TDS’s definitive proxy statement relating to its 2015 annual meeting, as filed with the Securities and Exchange Commission ( “SEC”) on April 17, 2015. The 2015 proxy statement, other solicitation material and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from TDS as provided on its website at www.tdsinc.com. TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER SOLICITATION MATERIAL FILED BY TDS IN CONNECTION WITH THE TDS 2015 ANNUAL MEETING OF SHAREHOLDERS BEFORE MAKING ANY VOTING DECISION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF TDS.

If you have questions or need assistance voting your shares please contact

105 Madison Avenue
New York, New York 10016

TDS@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885
Fax: (212) 929-0308